Exhibit 3.1

THE GOODYEAR TIRE & RUBBER COMPANY

Code of Regulations

Adopted November 22, 1955

As Amended April 5, 1965, April 7, 1980, April 6, 1981,

April 13, 1987, May 7, 2003, April 26, 2005, April 11, 2006,

April 7, 2009, October 6, 2009, October 5, 2010,

October 4, 2011, April 15, 2013, December 13, 2013,

April 13, 2015, February 28, 2017 and October 4, 2022

CODE OF REGULATIONS

ARTICLE I

SHAREHOLDERS

SECTION 1. Annual Meeting. The annual meeting of shareholders of the Company for the election of directors, the consideration of reports to be laid before such meeting, and the transaction of such other business as may properly be brought before such meeting, shall be held at the principal office of the Company in Akron, Ohio, at nine o’clock a.m., or at such other place within or without the State of Ohio or time as may be designated by the Board of Directors or by the Chairman of the Board and specified in the notice of the meeting, on the second Tuesday of April in each year, unless the Board of Directors by resolution shall fix a different date, which date may be any day, other than a Sunday or a legal holiday, during the period beginning April 1 and ending June 30 of such year, in which event the meeting shall be held on the date set by such resolution.

SECTION 2. Special Meetings. Special meetings of the shareholders of the Company may be held on any business day, when called by the Chairman of the Board, the Chief Executive Officer, the President, or a Vice President, or by the Board acting at a meeting, or by a majority of the directors acting without a meeting, or by the persons who hold twenty-five percent of all shares outstanding and entitled to vote thereat. Upon request in writing delivered either in person or by registered mail to the Chief Executive Officer, the President or the Secretary by any persons entitled to call a meeting of shareholders, such officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than seven or more than one hundred twenty days after the receipt of such request, as such officer may fix. If such notice is not given within thirty days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause such notice to be given by any designated representative. Each special meeting shall be called to convene between nine o’clock a.m. and four o’clock p.m. and shall be held at the principal office of the Company in Akron, Ohio, unless the same is called by the directors, acting with or without a meeting, in which case such meeting may be held at any place either within or without the State of Ohio designated by the directors and specified in the notice of such meeting.

SECTION 3. Notice of Meetings. Not less than seven or more than sixty days before the date fixed for a meeting of shareholders, written notice stating the time, place, and purposes of such meeting shall be given by or at the direction of the Secretary or an Assistant Secretary or any other person or persons required or permitted by these Regulations to give such notice. The notice shall be given by personal delivery, by mail, by overnight delivery service or by any other means of communication authorized by the shareholder to whom notice is given, to each shareholder entitled to notice of the meeting who is of record as of the day next preceding the day on which notice is given or, if a record date therefor is duly fixed, of record as of said date; if mailed or sent by overnight delivery service, the notice shall be addressed to the shareholders at their respective addresses as they appear on the records of the Company. If sent by any other means of communication authorized by the shareholder, the notice shall be sent by such means of communication as authorized by the shareholder for those transmissions. Notice of the time, place, and purposes of any meeting of shareholders may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of the meeting.

SECTION 4. Quorum; Adjournment. Except as may be otherwise provided by law or by the Articles of Incorporation, at any meeting of the shareholders the holders of shares entitling them to exercise a majority of the voting power of the Company present in person or by proxy shall constitute a quorum for such meeting; provided, however, that no action required by law, the Articles, or these Regulations to be authorized or taken by a designated proportion of the shares of the Company may be authorized or taken by a lesser proportion; and provided, further, that the holders of a majority of the voting shares represented thereat, whether or not a quorum is present, may adjourn such meeting from time to time; if any meeting is adjourned, notice of such adjournment need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

SECTION 5. Proxies. Persons entitled to vote shares or to act with respect to shares may vote or act in person or by proxy. The person appointed as proxy need not be a shareholder.

SECTION 6. Approval and Ratification of Acts of Officers and Board. Except as otherwise provided by the Articles of Incorporation or bylaw, any contract, act, or transaction, prospective or past, of the Company, of the Board, or of the officers may be approved or ratified at a meeting of the shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, or by the written consent, with or without a meeting, of the shareholders in the manner and to the extent permitted by the Ohio General Corporation Law, provided that any such written consent shall be signed by the holders of shares entitling them to exercise no less than a majority of the voting power of the Company. Such approval or ratification shall be as valid and binding as though affirmatively voted for or consented to by every shareholder of the Company.

SECTION 7. Order of Business.

(a) The Chairman of the Board, or such other officer of the Company as may be designated by the Board of Directors, will call meetings of the shareholders to order and will preside at the meetings. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer will determine the order of business at the meeting and have the authority to regulate the conduct of the meeting, including (i) limiting the persons (other than shareholders or their duly appointed proxies) who may attend the meeting and (ii) establishing rules of conduct and such other procedures as the presiding officer may deem appropriate for the orderly conduct of the meeting.

(b) At any annual or special meeting of the shareholders, only such business as is properly brought before the meeting will be considered. To be properly brought before a meeting, business must be a proper matter for shareholder action and be (i) specified in the notice of the meeting (or any supplement to that notice) given in accordance with Section 2 or Section 3 of this Article I, as the case may be, (ii) brought before the meeting by the presiding officer or by or at the direction of the Board of Directors, or (iii) properly requested by a shareholder to be brought before the meeting in accordance with subsection (c) of this Section 7.

(c) For business to be properly requested by a shareholder to be brought before a meeting of the shareholders, the shareholder must (i) be a shareholder of the Company of record at the time of the giving of the notice of the business and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the business to the Secretary. To be timely, a shareholder’s notice must be delivered or mailed to, and received by, the Secretary at the principal executive offices of the Company, in the case of an annual meeting, not earlier than the one hundred twentieth calendar day and not later than the close of business on the ninetieth calendar day prior to the anniversary of the previous year’s annual meeting and, in the case of a special meeting, not later than the close of business on the tenth calendar day after the date of such meeting is first publicly disclosed. In no event shall the adjournment or postponement of an annual or special meeting commence a new time period (or extend the time period) for the giving of a shareholder’s notice. A shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before the meeting: (A) a description in reasonable detail of the business proposed to be brought before the meeting and the reasons therefor; (B) the name and address, as they appear on the Company’s books, or, if different, the current name and address of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made; (C) the class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice, and a representation that the shareholder will notify the Company in writing of the class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (D) a description of any material interest that the shareholder or any such beneficial owner may have in the business; (E) a description of any agreement, arrangement or understanding with respect to such business between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (F) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) in effect as of the date of the notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of common stock of the Company (including an increase or decrease in such voting power resulting from any business practice or custom), and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement, understanding, business practice or custom in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (G) a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and (H) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of the proposal. Notwithstanding the foregoing provisions of this Section 7(c), in order for a shareholder to submit a proposal for inclusion in the Company’s proxy statement for an annual meeting of shareholders, the shareholder must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 14a-8 (or any comparable successor rule or regulation), and the rules and regulations thereunder. The provisions of this Section 7(c) will not be deemed to prevent a shareholder from submitting proposals for inclusion in the Company’s proxy statement pursuant to those rules and regulations.

(d) The determination of whether any business sought to be brought before any annual meeting or special meeting of the shareholders is properly brought in accordance with this Section 7 will be made by the presiding officer of the meeting. If the presiding officer determines that any business is not properly brought before the meeting, he or she will so declare to the meeting, and the business will not be considered or acted upon.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1. Number; Authority. The Board of Directors shall be composed of eleven members unless the number of members of the Board of Directors is changed by action of the shareholders taken in accordance with the laws of the State of Ohio, the Articles of Incorporation and these Regulations or by a resolution adopted by the affirmative vote of a majority of the directors then in office. The directors may, from time to time, increase or decrease the number of directors, provided that the directors shall not increase the number of directors to more than fifteen persons or decrease the number of directors to less than nine persons. Any director’s office that is created by an increase in the number of directors pursuant to action taken by the Board of Directors may be filled by the vote of a majority of the directors then in office. No reduction in the number of directors by action taken by the shareholders or the directors shall, of itself, shorten the term or result in the removal of any incumbent director. Except where the law, the Articles of Incorporation or these Regulations require action to be authorized or taken by the shareholders, all of the authority of the Company shall be exercised by the directors.

SECTION 2. Election of Directors; Term of Office.

(a) At each annual meeting of shareholders, or at a special meeting called for the purpose of electing directors, each director shall be elected for a term expiring at the next annual meeting of shareholders following his or her election as a director and shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office or death.

(b) At a meeting of the shareholders at which directors are to be elected, only persons properly nominated as candidates will be eligible for election as directors. Candidates may only be properly nominated (i) by the Board of Directors or (ii) by any shareholder in accordance with (A) subsection (c) of this Section 2 or (B) with respect to an annual meeting of shareholders, Section 2A of this Article II.

(c) For a shareholder properly to nominate a candidate for election as a director at a meeting of the shareholders pursuant to this Section 2, the shareholder must (i) be a shareholder of the Company of record at the time of the giving of the notice of the nomination and at the time of the meeting, (ii) be entitled to vote at the meeting in the election of directors, and (iii) have given timely written notice of the nomination to the Secretary. To be timely, a shareholder’s notice must be delivered or mailed to, and received by, the Secretary at the principal executive offices of the Company, in the case of an annual meeting, not earlier than the one hundred twentieth calendar day and not later than the close of business on the ninetieth calendar day prior to the anniversary of the previous year’s annual meeting and, in the case of a special meeting, not later than the close of business on the tenth calendar day after the date of such meeting is first publicly disclosed. In no event shall the adjournment or postponement of an annual or special meeting commence a new time period (or extend the time period) for the giving of a shareholder’s notice. A shareholder’s notice must set forth, as to each candidate: (A) the name, age, business address and residence address of the candidate; (B) the principal occupation or employment of the candidate; (C) the number of shares of common stock of the Company that are owned of record or beneficially by the candidate; (D) all of the information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the Securities and Exchange Commission used in connection with the solicitation of proxies for the election of the candidate as a director; (E) the written consent of the candidate to serve as a director if elected and a representation that the candidate (i) does not and will not have any undisclosed voting commitments or other undisclosed arrangements with respect to his or her actions as a director and (ii) will comply with these Regulations and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company; (F) the name and address, as they appear on the Company’s books, or, if different, the current name and address of the shareholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made; (G) the class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice, and a representation that the shareholder will notify the Company in writing of the class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (H) a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (I) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) in effect as of the date of the notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of common stock of the Company (including an increase or decrease in such voting power resulting from any business practice or custom), and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement, understanding, business practice or custom in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (J) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (K) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of the Company’s outstanding common stock and/or otherwise to solicit proxies from shareholders in support of the nomination. The shareholder’s notice shall also include a completed director and shareholder questionnaire, signed by each nominee and the nominating shareholder, as appropriate, in the form provided by the Secretary. Without limiting the foregoing provisions of this Section 2, the nominating shareholders and each proposed nominee shall agree in the shareholder’s notice to comply, and shall comply, with all applicable laws, rules and regulations in connection with the nomination, solicitation and election. The Company may require any nominating shareholder or proposed nominee to furnish such other information as the Company may reasonably request (and if so requested the nominating shareholder and proposed nominee shall within five business days, or such other period as the Company may reasonably specify, after any such request furnish such other information), including to determine the eligibility of such proposed nominee to serve as an independent director of the Company (as provided for in the Company’s Corporate Governance Guidelines) or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee from the Company, the nominating shareholder and their respective affiliates or associates. In furtherance of the foregoing, any nominating shareholder or proposed nominee shall notify the Company promptly (and in any event two business days prior to the commencement of the applicable meeting of shareholders) if any of the information provided to the Company in the shareholder’s notice (including in the director and shareholder questionnaire) or otherwise pursuant to these Regulations ceases for any reason to be accurate or complete in any material respect.

(d) The determination of whether any nomination sought to be brought before any meeting of the shareholders is properly made in accordance with this Section 2 will be made by the presiding officer of the meeting. If the presiding officer determines that one or more of the candidates has not been nominated in accordance with this Section 2, he or she will so declare to the meeting and the candidates will not be considered or voted upon.

SECTION 2A. Shareholder Nominations Included in the Company’s Proxy Materials.

(a) Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 2A, if expressly requested in the relevant Nomination Notice (as defined below), the Company shall include in its proxy statement for any annual meeting of shareholders:

(i) the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Company’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to twenty Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board, all applicable conditions and complied with all applicable procedures set forth in this Section 2A (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);

(ii) disclosure about each Nominee and the Nominating Shareholder required to be included in the proxy statement under the rules of the Securities and Exchange Commission (“SEC”), the rules of any stock exchange on which the Company’s securities are traded, or other applicable law;

(iii) any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board (subject, without limitation, to Section 2A(e)(ii) of this Article II), if such statement does not exceed five hundred words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(iv) any other information that the Company or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.

For purposes of this Section 2A, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Company designated by the Board or a committee of the Board, and any such determination shall be final and binding on the Company, any Eligible Holder, any Nominating Shareholder, any Nominee and any other person so long as made in good faith (without any further requirements). The Chairman of the Board, or such other office of the Company as may be designated by the Board, presiding at any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 2A and, if not so nominated, shall direct and declare at the meeting that such Nominee will not be considered or voted upon.

(b) Maximum Number of Nominees.

(i) The Company shall not be required to include in its proxy statement for an annual meeting of shareholders more Nominees than that number of directors constituting twenty percent of the total number of directors of the Company on the last day on which a Nomination Notice may be submitted pursuant to this Section 2A (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by (1) Nominees who the Board itself decides to nominate for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 2A, as determined by the Board; (3) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board. In the event that one or more vacancies for any reason occurs on the Board after the deadline for submitting a Nomination Notice as set forth in Section 2A(d) but before the date of the annual meeting, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Nominees pursuant to this Section 2A for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Company, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2A(d), a Nominating Shareholder or a Nominee ceases to satisfy the eligibility requirements in this Section 2A, as determined by the Board, a Nominating Shareholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Company (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Shareholder.

(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2A(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary, within the time period referred to in Section 2A(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Secretary determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii) An Eligible Holder or group of up to twenty Eligible Holders may submit a nomination in accordance with this Section 2A only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Company’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Company that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2A, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 2A, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of the Company’s common stock means three percent of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Company with the SEC prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 2A, an Eligible Holder “owns” only those outstanding shares of the Company as to which the Eligible Holder possesses both:

(A) the full voting and investment rights pertaining to the shares; and

(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Company are “owned” for these purposes shall be determined by the Board.

(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member only of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than the one hundred fiftieth calendar day and no later than the one hundred twentieth calendar day prior to the first anniversary of the date that the Company commenced mailing or otherwise sending its proxy statement for the preceding year’s annual meeting of shareholders, submit to the Secretary at the principal executive offices of the Company all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty days before the first anniversary of the date of the preceding year’s annual meeting and ends thirty days after such annual meeting anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the one hundred fiftieth calendar day prior to such Other Meeting Date or the tenth calendar day following the day on which public announcement of such Other Meeting Date is first made:

(i) A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;

(ii) A written notice, in a form deemed satisfactory by the Board, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):

(A) the information required with respect to the nomination of directors pursuant to Section 2 of this Article II (other than the information required by Section 2(c)(J) and (K) of this Article II);

(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Shareholder acquired the securities of the Company in the ordinary course of business and did not acquire, and is not holding, securities of the Company for the purpose or with the effect of influencing or changing control of the Company;

(D) a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Company’s securities are traded;

(E) a representation and warranty that each Nominee:

(1) does not have any direct or indirect relationship with the Company that would cause the Nominee to be considered not independent pursuant to the Company’s Director Independence Standards contained in its Corporate Governance Guidelines or as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(2) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(5) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;

(F) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 2A(c) and has provided evidence of ownership to the extent required by Section 2A(c)(i);

(G) a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 2A(c) through the date of the annual meeting;

(H) a representation and warranty that the Nominating Shareholder currently intends to continue to maintain ownership of the Minimum Number of shares of the Company’s common stock for at least one year following the date of the annual meeting;

(I) details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Company or its affiliates) of the Company, within the three years preceding the submission of the Nomination Notice;

(J) a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) under the Exchange Act with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;

(K) a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Company’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;

(L) if desired, a Supporting Statement; and

(M) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Shareholder (including each group member) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B) to file any written solicitation or other communication with the Company’s shareholders relating to one or more of the Company’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Nominees with the Company, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Company and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 2A;

(E) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the Company, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2A(c), to promptly (and in any event within forty-eight hours of discovering such misstatement, omission or failure) notify the Company and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and

(iv) An executed agreement, in a form deemed satisfactory by the Board, by each Nominee:

(A) to provide to the Company such other information and certifications, including completion of the director and shareholder questionnaire, as it may reasonably request;

(B) at the reasonable request of the Governance Committee, to meet with the Governance Committee to discuss matters relating to the nomination of such Nominee to the Board, including the information provided by such Nominee to the Company in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board;

(C) that such Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Company’s Corporate Governance Guidelines, Board of Directors and Executive Officers Conflict of Interest Policy and any other Company policies and guidelines applicable to directors; and

(D) that such Nominee is not and will not become a party to (i) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Company or (ii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Company, with his or her fiduciary duties under applicable law.

The information and documents required by this Section 2A(d) to be provided by the Nominating Shareholder shall be (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2A(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 2A, the Company may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A) the Company receives a notice pursuant to Section 2 of this Article II that a shareholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Company;

(B) the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 2A, the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 2A and shall therefore be disregarded;

(C) the Board determines that such Nominee’s nomination or election to the Board would result in the Company violating or failing to be in compliance with the Articles of Incorporation, these Regulations or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of the primary stock exchange on which the Company’s common stock is traded;

(D) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914; or

(E) the Company is notified, or the Board determines, that the Nominating Shareholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 2A(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Nominee under this Section 2A;

(ii) Notwithstanding anything to the contrary contained in this Section 2A, the Company may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board determines that:

(A) such information is not true in all material respects or omits a material fact necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Company may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

SECTION 3. Vacancies; Resignations; Removal of Directors. In the event of the occurrence of any vacancy or vacancies in the Board, however caused, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any such vacancy for the unexpired term. Any director may resign at any time by oral statement to that effect made at a meeting of the Board or in a writing to that effect delivered to the Secretary, such resignation to take effect immediately or at such other time thereafter as the director may specify. All the directors, or any individual director, may be removed from office by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company entitled to vote to elect directors in place of the director or directors to be removed. In the event of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director so removed from office shall be deemed to create a vacancy in the Board of Directors. Notwithstanding Article X of these Regulations, the provisions of this Section 3 of Article II may be amended, repealed or supplemented only by the shareholders at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company on such proposal.

SECTION 4. Meetings. Immediately after each annual meeting of the shareholders, the newly elected directors shall hold an organizational meeting for the purpose of electing officers and transacting any other business. Notice of such meeting need not be given. Other meetings of the Board may be held at any time within or without the State of Ohio in accordance with the bylaws, resolutions, or other action by the Board. Unless otherwise expressly stated in the notice thereof, any business may be transacted at any meeting of the Board. Meetings of the directors may be called by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Lead Director, if any, designated by the Board, or any two directors.

SECTION 5. Quorum; Adjournment. A quorum of the Board shall consist of a majority of the directors then in office; provided that a majority of the directors present at a meeting duly held, whether or not a quorum is present, may adjourn such meeting from time to time; if any meeting is adjourned, notice of adjournment need not be given if the time and place to which it is adjourned are fixed and announced at such meeting. At each meeting of the Board at which a quorum is present, all questions and business shall be determined by a majority vote of those present except as in these Regulations otherwise expressly provided.

SECTION 6. Committees. The Board may from time to time create or appoint an Executive Committee and any other committee or committees deemed advisable by the Board for the proper transaction of the Company’s business. Any such committee shall be composed of not less than three directors, each of whom shall serve at the pleasure of, and be subject at all times to the control and direction of, the Board. Any such committee shall act only in the intervals between meetings of the Board and shall have such authority as adheres to the committee by virtue of the provisions of this section or as may, from time to time, be delegated by the Board, except that no committee shall have authority to fill vacancies in the Board or in any committee of the Board. Subject to the aforesaid exceptions, and in the absence of express delegation of authority by the Board, the

Executive Committee may transact all business and do and perform all things which may or might be transacted or done by the Board. Subject to the aforesaid exceptions with respect to the filling of vacancies in the Board or in any committee, any person dealing with the Company shall be entitled to rely upon any act of, or authorization of any act by, such committees, to the same extent as an act or authorization of the Board. Each committee shall keep full and complete records of all meetings and actions, which shall be open to inspection by the directors. Unless otherwise ordered by the Board, any such committee may prescribe its own rules for calling and holding meetings, and for its own method of procedure, and may act by a majority of its members at a meeting or without a meeting by a writing or writings signed by all of its members. The directors may appoint one or more alternate members of any such committee to take the place of any absent member or members at any meeting of such committee and, if permitted by law, to join in any action of such committee authorized or taken without a meeting; each such alternate shall serve at the pleasure of, and be subject at all times to the control and direction of, the Board.

SECTION 7. Bylaws. The Board may adopt bylaws for its own government, not inconsistent with the Articles of Incorporation or these Regulations.

ARTICLE III

OFFICERS

SECTION 1. Election and Designation of Officers. The Board, at its organizational meeting, may elect a Chairman of the Board and shall elect a Chief Executive Officer, a President, a Secretary, a Treasurer, and, in its discretion, at any meeting of the Board, may elect one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, and such other officers as the Board may deem necessary. The Chairman of the Board shall be a director, but no one of the other officers need be a director. Any two or more of such offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity for the Company, if such instrument is required to be executed, acknowledged, or verified by two or more officers.

SECTION 2. Term of Office; Vacancies. The officers of the Company shall hold office until the next organizational meeting of the Board and until their successors are elected, except in case of resignation, death, or removal. The Board may remove any officer at any time with or without cause by a two-thirds vote of the members of the Board then in office. Any vacancy in any office may be filled by the Board.

SECTION 3. Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of shareholders and of the Board and shall have such authority and perform such duties as the Board may determine.

SECTION 4. Chief Executive Officer and President. Subject to directions of the Board, the Chief Executive Officer shall have general executive supervision over the property, business, and affairs of the Company. The President, who may also be the Chief Executive Officer, shall have such authority and perform such duties as the Board may determine. Unless otherwise determined by the Board, when circumstances prevent the Chief Executive Officer from acting, the President (if different) shall perform all the duties and possess all the authority of the Chief Executive Officer. Unless otherwise determined by the Board, when circumstances prevent the President from acting, the other officers of the Company shall perform all the duties and possess all the authority of the President, and shall have priority in the performance of such duties and exercise of such authority in the order designated by the Board.

SECTION 5. Vice Presidents. The Vice Presidents shall have such authority and perform such duties as the Board may determine.

SECTION 6. Secretary. The Secretary shall keep the minutes of meetings of the shareholders and of the Board. He or she shall keep such books as may be required by the Board, shall give notices of shareholders’ meetings and of Board meetings required by law, or by these Regulations, or otherwise, and shall make such certifications as he or she deems necessary or advisable.

SECTION 7. Treasurer. The Treasurer shall receive and have in charge all money, bills, notes, bonds, stocks in other corporations, and similar property belonging to the Company, and shall do with the same as may be ordered by the Board. He or she shall keep accurate financial accounts and hold the same open for the inspection and examination of the directors.

SECTION 8. Controller. The Controller shall have general charge and supervision of the preparation of financial reports.

SECTION 9. Other Officers. The Assistant Secretaries, Assistant Treasurers, and Assistant Controllers, if any, in addition to such authority and duties as the Board may determine, shall have such authority and perform such duties as may be directed by their respective principal officers.

SECTION 10. Authority and Duties. The officers shall have such authority and perform such duties, in addition to those specifically set forth in these Regulations, as the Board may determine. The Board is authorized to delegate the duties of any officer to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned herein.

ARTICLE IV

COMPENSATION

The Board, by the affirmative vote of a majority of the directors in office, and irrespective of any personal interest of any of them, shall have authority to establish reasonable compensation, which may include pension, disability and death benefits, for services to the Company by directors and officers, or to delegate such authority to one or more officers or directors.

ARTICLE V

INDEMNIFICATION

(a) The Company shall indemnify each person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other entity or enterprise, against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any threatened, pending, or completed claim, action, suit, or proceeding (whether brought by or in the right of the Company or such other entity or otherwise), civil, criminal, administrative, or investigative, or in connection with an appeal relating thereto, in which he or she may become involved, as a party or otherwise, by reason of being or having been a director, officer, or employee of the Company or a director, trustee, officer, employee, member, manager, or agent of such other entity, or by reason of any past or future action taken or not taken in such capacity, whether or not he or she continues to be such at the time such liability or expense is incurred, provided such person acted, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or such other entity, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

(b) As used in this Article, the terms “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against, and amounts paid in settlement by, a person referred to in this Article other than amounts paid to the Company itself or to such other entity served at the Company’s request. The termination of any claim, action, suit, or proceeding, civil, criminal, administrative, or investigative, by judgment, order, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere or its equivalent, shall not create a presumption that such person did not meet the standards of conduct set forth in paragraph (a) of this Article.

(c) To the extent that any such person referred to in this Article has been successful, on the merits or otherwise, in defense of any claim, action, suit, or proceeding of the character described herein, or in defense of any claim, issue, or matter therein, he or she shall be entitled to indemnification as of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made only if (1) the Board, acting by a quorum consisting of directors who are not parties to (or who have been successful with respect to) such claim, action, suit, or proceeding, shall find that the person has met the standards of conduct set forth in paragraph (a) of this Article, (2) independent legal counsel (who may be the regular counsel of the Company) selected by a quorum consisting of directors who are not parties to (or who have been successful with respect to) such claim, action, suit, or proceeding shall deliver to the Company their written advice that, in their opinion, such person has met such standards, or (3) the court in which such claim, action, suit, or proceeding was brought finds that such person has met such standards. In the event of a change in control of the Company, the independent legal counsel referred to in clause (2) of the immediately preceding sentence shall be selected by the person seeking indemnification hereunder.

(d) Expense incurred with respect to any such claim, action, suit, or proceeding may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification under this Article.

(e) The rights of indemnification provided in this Article shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law, and shall continue as to a person who has ceased to serve in a capacity referred to in this Article and shall inure to the benefit of the heirs, executors, and administrators of any such person.

(f) In the case of a merger into this Company of a constituent corporation that, if its separate existence had continued, would have been required to indemnify its directors, trustees, officers, employees, members, managers, or agents in specified situations, any person who served as a director, officer, or employee of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other entity or enterprise, shall be entitled to indemnification by this Company (as the surviving corporation) to the same extent he or she would have been entitled to indemnification by the constituent corporation, if its separate existence had continued.

(g) A right to indemnification or to advancement of expenses arising under this Article shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative, or investigative claim, action, suit, or proceeding for which indemnification or advancement of expenses is sought.

ARTICLE VI

RECORD DATES

For any lawful purpose, including, without limitation, the determination of the shareholders who are entitled to:

(1) receive notice of or to vote at a meeting of shareholders,

(2) receive payment of any dividend or distribution,

(3) receive or exercise rights of purchase of or subscription for, or exchange or conversion of, shares or other securities, subject to contract rights with respect thereto, or

(4) participate in the execution of written consents, waivers, or releases, the Board may fix a record date which shall not be a date earlier than the date on which the record date is fixed and, in the cases provided for in clauses (1), (2), and (3) above, shall not be more than sixty days preceding the date of the meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date fixed for the receipt or the exercise of rights, as the case may be. The record date for the purpose of the determination of the shareholders who are entitled to receive notice of or to vote at a meeting of shareholders shall continue to be the record date for all adjournments of such meeting, unless the Board or the persons who shall have fixed the original record date shall, subject to the limitations set forth in this Article, fix another date, and in case a new record date is so fixed, notice thereof and of the date to which the meeting shall have been adjourned shall be given to shareholders of record as of such date in accordance with the same requirements as those applying to a meeting newly called. The Board may close the share transfer books against transfers of shares during the whole or any part of the period provided for in this Article, including the date of the meeting of shareholders and the period ending with the date, if any, to which adjourned.

ARTICLE VII

EXECUTION OF DOCUMENTS

Except as otherwise provided in these Regulations, or by specific or general resolutions of the Board, all documents evidencing conveyances by or contracts or other obligations of the Company shall be signed by the Chairman of the Board, if any, the Chief Executive Officer, the President, or a Vice President, and attested by the Secretary or an Assistant Secretary.

ARTICLE VIII

CERTIFICATES FOR SHARES

SECTION 1. Form of Certificates and Signatures. Each holder of shares is entitled to one or more certificates, signed by the Chairman of the Board or the President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer of the Company, which shall certify the number and class of shares held by him or her in the Company, but no certificate for shares shall be executed or delivered until such shares are fully paid. When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the Company may be facsimile, engraved, stamped, or printed. Although any officer of the Company whose manual or facsimile signature is affixed to such a certificate so countersigned ceases to be such officer before the certificate is delivered, such certificate nevertheless shall be effective in all respects when delivered. The Board may provide by resolution that some or all of any or all classes and series of shares of the Company shall be uncertificated shares to the extent permitted by the Ohio General Corporation Law.

SECTION 2. Transfer of Shares. Shares of the Company shall be transferable upon the books of the Company by the holders thereof, in person, or by a duly authorized attorney (and, if issued in certificated form, upon surrender and cancellation of certificates for a like number of shares of the same class or series), with duly executed assignment and power of transfer provided in connection therewith, and with such proof of the authenticity of the signatures to such assignment and power of transfer as the Company or its agents may reasonably require.

SECTION 3. Lost, Stolen, or Destroyed Certificates. The Company may issue a new certificate for shares or provide for uncertificated shares in place of any certificate theretofore issued by it and alleged to have been lost, stolen, or destroyed, and the Board may, in its discretion, require the owner, or his or her legal representatives, to give the Company a bond containing such terms as the Board may require to protect the Company or any person injured by the execution and delivery of a new certificate or the provision of uncertificated shares.

SECTION 4. Transfer Agents and Registrars. The Board may appoint, or revoke the appointment of, transfer agents and registrars and may require all certificates for shares to bear the signatures of such transfer agents and registrars, or any of them. The Board shall have authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificated and uncertificated shares of the Company.

ARTICLE IX

AUTHORITY TO TRANSFER AND VOTE SECURITIES

The Chairman of the Board, the Chief Executive Officer, the President, and a Vice President of the Company are each authorized to sign the name of the Company and to perform all acts necessary to effect a transfer of any shares, bonds, other evidences of indebtedness or obligations, subscription rights, warrants, and other securities of another corporation owned by the Company and to issue the necessary powers of attorney for the same; and each such officer is authorized, on behalf of the Company, to vote such securities, to appoint proxies with respect thereto, and to execute consents, waivers, and releases with respect thereto, or to cause any such action to be taken.

ARTICLE X

AMENDMENTS

The Regulations of the Company may be amended or new Regulations may be adopted by the shareholders, at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company on such proposal or, without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal. The Regulations of the Company may also be amended by the directors to the extent permitted by the Ohio General Corporation Law.

ARTICLE XI

CONTROL SHARE ACQUISITIONS

The Ohio Control Share Acquisition Law found in Section 1701.831 of the Ohio Revised Code, and any subsequent amendments thereto, shall not apply to the Company.

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